INVESTMENT MANAGEMENT

March 13,2006

Merrill Lynch Mortgage Investors, Inc. 4 World Financial Center, 10th Floor 250 Vesey Street New York, NY 10080 Attn: Michael M. McGovern, Director
KeyCorp Real Estate Capital Markets, Inc.
911 Main Street, Suite 1500
Kansas City, MO 64105
Re: Merrill Lynch Mortgage Trust 2005-MKB2
Attn: Senior Vice President of Loan Servicing
Commercial Mortgage Pass-Through Certificates
Series 2005 MK2

Robert C, Bowes KeyBank National Association 127 Public Square Cleveland, OH 44114	ING Clarion Capital, LLC 230 Park Avenue 12th Floor New York, NY 10169 Attn: Stephen Baines
Moody's Investor Service, Inc. 99 Church Street New York, NY 10007 Attn: Commercial Mortgage Surveillance	Standard & Poor's Rating Services 55 Water Street New York, NY 10041-0003 Attn: CMBS Surveillance Group
Polsinelli Shalton & Welte, P.C. 700 West 47th Street, Suite 1000 Kansas City, MO 64112 Attn: Kraig Kohring
LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securitization Trust Services
Group-Merrill Lynch Mortgage Investors, Inc.,
Commercial Mortgage Pass-Through
Certificates, Series 2005-MKB2

RE:    Merrill Lynch Mortgage Investors Inc. Series 2005-MKB2

Dear Sir or Madam:

This Officer's Certificate is provided to you by ING Clarion Partners, LLC ("Clarion") pursuant to Section 3.13 of that certain Pooling and Servicing Agreement ("PSA") dated as of March 1, 2005 relative to the above referenced securitization for which Clarion acts as Special Servicer. Capitalized terms used herein shall bear the meaning ascribed to them in the PSA unless otherwise defined in this letter.

The undersigned officer, on behalf of Clarion, hereby informs you that (i) a review of the activities of the Special Servicer and of its performance under this Agreement, has been made under such officer's supervision, (ii) to the best of such officer's knowledge, based on such review, the Special Servicer has fulfilled all of its material obligations under this Agreement in all material respects throughout such preceding calendar year or portion thereof or, if there has been a default in the fulfillment of any such obligation, it has been noted herein, and (iii) the Special Servicer has received no notice regarding qualification, or challenging the status, of REMIC I or REMIC II as a REMIC under the REMIC Provisions or of Grantor Trust Z, Grantor Trust E or Grantor Trust B as a "grantor trust" for income tax purposes under the Grantor Trust Provisions from the Internal Revenue Service or any other governmental agency or body.

Sincerely,

ING Clarion Partners, LLC
A New York limited liability company,
its authorized agent

By: /s/ Bruce G. Morrison
    Bruce G. Morrison
    Authorized Signatory

ING CLARION
230 Park Avenue, New York, NY 10169
T 212.883.2517  F 212.883.2817
E bruce.morrison@ingclarion.com
www.ingclarion.com